EXHIBIT 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully/Kara Findlay
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700
URS CORPORATION REPORTS SECOND QUARTER
RESULTS FOR FISCAL 2005
Results In line With Guidance, Excluding Previously
Announced Charge Related to Note Redemption
and Restructuring of Senior Credit Facility
Company Raises 2005 Guidance; Pays Down $143 Million in Debt, Reducing Debt to Total
Capitalization Ratio to 24%
     SAN FRANCISCO, CA — August 10, 2005 — URS Corporation (NYSE: URS) today reported its financial results for the second quarter of fiscal 2005, which ended on July 1, 2005. Revenues for the quarter were $961.6 million, an increase of 12% compared with revenues of $862.3 million during the comparable period in 2004. Net income for the quarter was $7.6 million, including a pre-tax charge of $32.3 million, or $0.42 per share, net of tax, related to the Company’s recent $127.2 million note redemption and restructuring of its senior credit facility. Net income for the comparable period in 2004 was $6.9 million, including a pre-tax charge of $25.8 million, or $0.37 per share, net of tax, related to note redemptions of $230.0 million.1
     Diluted earnings per share (“EPS”) for the second quarter of fiscal year 2005 were $0.17 after the $0.42 per share charge described above. This compares to diluted EPS of $0.17 per share for the same period in 2004 after the $0.37 charge in that quarter. Weighted-average shares outstanding for the second quarter of 2005 for purposes of calculating diluted EPS were

1 As previously announced, the Company changed to a calendar fiscal year, effective January 1, 2005. URS now reports its financial results on a 52/53-week fiscal year ending on the Friday closest to December 31, with interim quarters ending on the Fridays closest to March 31, June 30 and September 30. The note redemptions of $230 million and the $16 million after tax charge taken in the comparable period of calendar 2004 were reported as part of the Company’s third quarter results under its prior fiscal calendar.

46 million compared to 42 million weighted-average shares outstanding for the comparable period of 2004. This increase in weighted-average shares is due to the Company’s common stock offering in April of 2004, which weights the shares more in 2005 than in 2004, and to additional shares issued pursuant to the Company’s employee stock option and purchase plans.
     During the second quarter of fiscal 2005, the Company used net proceeds from a common stock offering and cash from operations to pay down debt of $143 million, which included $127 million in note redemption. As of the end of the quarter, the Company’s debt to total capitalization was 24%, down from 58% following the acquisition of EG&G in 2002.
     For the six months ended July 1, 2005, revenues increased by 11% to $1.884 billion, from $1.693 billion for the first six months of 2004. Net income for the six months ended July 1, 2005 was $27.7 million, including a pre-tax charge of $33.1 million, or $0.43 per share, net of tax, related to the Company’s recent $127.2 million of note redemption, retirement of $10 million of its 12 1/4% notes and restructuring of its senior credit facility. Net income for the comparable period in 2004 was $20.7 million, including a pre-tax charge of $25.8 million, or $0.40 per share, net of tax, related to the note redemptions of $230.0 million.
     As of July 1, 2005, the Company’s backlog was $3.681 billion, compared to $3.633 billion as of December 31, 2004.
     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Our double-digit revenue growth this quarter reflects a continuation of the strong performance of our federal and international businesses, combined with expected modest increases in revenues from our state and local government and private sector businesses, as these markets continue to recover from extended downturns. Our results this quarter give us added confidence in our ability to meet the business and financial objectives we have set for 2005.”
     Mr. Koffel continued: “During the quarter we also successfully completed a common stock offering, related note redemption and entered into a new senior credit agreement with favorable terms. These transactions, which will strengthen our balance sheet, represent important milestones in the continued maturation of our balance sheet and will result in additional financial flexibility and reduction in our interest expense.”
Business Segments
     In addition to providing consolidated financial results, the Company provides separate financial information for its two segments: the URS Division and the EG&G Division. The URS

Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes a portion of the Company’s federal business, consisting primarily of facilities and environmental work. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance and technical support services.
     URS Division. For the second quarter of fiscal 2005, the URS Division reported revenues of $622.1 million and operating income of $47.5 million, compared to revenues of $584.4 million and operating income of $45.9 million for the corresponding period in 2004.
     For the six months ended July 1, 2005, the URS Division reported revenues of $1,230.1 million and operating income of $90.4 million, compared to revenues of $1,144.9 million and operating income of $85.0 million for the same period last year.
     EG&G Division. For the second quarter of fiscal 2005, the EG&G Division reported revenues of $340.9 million and operating income of $18.0 million, compared to revenues of $279.2 million and operating income of $14.8 million for the corresponding period in 2004.
     For the six months ended July 1, 2005, the EG&G Division reported revenues of $656.4 million and operating income of $30.7 million, compared to revenues of $549.3 million and operating income of $25.7 million for the same period last year.
Common Stock Offering, Note Redemptions and Credit Facility Refinancing
     As previously announced, during the second quarter of fiscal year 2005, the Company completed a public offering of 4,000,393 shares of its common stock at a price of $34.50 per share, including 363,672 shares sold upon exercise of the underwriters’ over-allotment option, for total net proceeds of $130.3 million, net of underwriting discounts, commissions and other expenses.
     The Company used the net proceeds from its recent common stock offering and $16 million of cash from operations to pay down debt of $143 million, which included $127 million of its outstanding 11 1/2% Senior Notes due 2009.
     The Company has also previously disclosed that it entered into a new $650 million Senior Credit Agreement as of June 28, 2005, that replaces the Company’s previous $675 million senior secured credit facility. The new Senior Credit Agreement provides for a six-year, $350 million term loan facility and a five-year $300 million revolving credit facility, of which up to $200 million is available in the form of letters of credit. The new Senior Credit Agreement provides the Company with more flexible terms and conditions, along with improved pricing as compared to the Company’s previous senior secured credit facility.
Outlook for the Remainder of Fiscal 2005
     Based on revenue growth for the first half of 2005 and the continued positive outlook for the Company’s markets, URS is raising its financial guidance for fiscal 2005 revenues. The Company now expects that consolidated revenues will be between $3.7 billion and $3.8 billion for the year compared to prior guidance of $3.6 billion.
     In addition, the Company now expects that net income for the year will be approximately $102 million, excluding the charge of $20 million, net of tax, related to note redemptions during the year, or $82 million including the charge. The Company had previously expected net income of $96 million. Also, the Company now expects that earnings per share for 2005 will be approximately $2.10 to $2.12, excluding the charge of $0.43 per share, net of tax, related to the note redemptions and restructuring of its senior credit facility. The Company also confirmed its guidance regarding repayment of debt of $80 million for 2005, in addition to the $127 million debt redemption it completed during the quarter.
     Finally, the Company expects that third quarter earnings per share will be between 25% and 30% of the Company’s full year fiscal 2005 earnings per share guidance.
     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 28,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).
Web Cast Information
     URS will host a dial-in conference call on Thursday, August 11 at 11:00 a.m. (EDT) to discuss its results for the second quarter of fiscal year 2005. A live web cast of this call will be available on the investor relations portion of URS’ website at www.urscorp.com.

TABLES TO FOLLOW
# # #
Statements contained in this earning release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s future revenue projections, future business prospects, future debt repayment and future earning projections. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: an economic downturn; changes in the Company’s book of business; the Company’s compliance with government contract procurement regulations; the Company’s dependence on government appropriations and procurements; the Company’s ability to make accurate estimates; the Company’s ability to profitably execute its contracts and guarantees; the Company’s leveraged position; the Company’s ability to service its debt; liability for pending and future litigation; the impact of changes in laws and regulations; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with SFAS 123(R); risks associated with international operations; risks associated with the Company’s accounting and project management software; the Company’s relationship with its labor unions; and other factors discussed more fully in the Company’s Form 10-Q for the second quarter of fiscal 2005, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In thousands, except per share data)

	July 1, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents, including $31,626 and $59,175 of short-term money market funds, respectively	$76,724	$108,007
Accounts receivable, including retainage of $45,364 and $43,844, respectively	574,765	579,953
Costs and accrued earnings in excess of billings on contracts in process	456,619	400,418
Less receivable allowances	(40,671)	(38,719)

Net accounts receivable	990,713	941,652
Deferred income taxes	23,058	20,614
Prepaid expenses and other assets	39,945	26,061

Total current assets	1,130,440	1,096,334
Property and equipment at cost, net	143,790	142,907
Goodwill	1,004,680	1,004,680
Purchased intangible assets, net	6,263	7,749
Other assets	51,138	52,010

	$2,336,311	$2,303,680

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$1,028	$70,871
Notes payable and current portion of long-term debt	26,692	48,338
Accounts payable and subcontractors payable, including retainage of $14,077 and $13,302, respectively	182,722	144,435
Accrued salaries and wages	177,984	171,004
Accrued expenses and other	65,031	59,914
Billings in excess of costs and accrued earnings on contracts in process	99,153	84,393

Total current liabilities	552,610	578,955
Long-term debt	370,423	508,584
Deferred income taxes	41,885	36,305
Other long-term liabilities	101,639	97,715

Total liabilities	1,066,557	1,221,559

Commitments and contingencies
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 49,112 and 43,838 shares issued, respectively; and 49,060 and 43,786 shares outstanding, respectively	491	438
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	898,770	734,843
Accumulated other comprehensive income	2,367	6,418
Retained earnings	368,413	340,709

Total stockholders’ equity	1,269,754	1,082,121

	$2,336,311	$2,303,680

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1,	June 30,	July 1,	June 30,
	2005	2004	2005	2004
Revenues	$961,616	$862,298	$1,883,616	$1,692,626
Direct operating expenses	620,617	548,284	1,209,456	1,069,359

Gross profit	340,999	314,014	674,160	623,267

Indirect, general and administrative expenses	318,392	287,818	607,177	555,515

Operating income	22,607	26,196	66,983	67,752
Interest expense, net	9,930	14,650	20,259	33,271

Income before income taxes	12,677	11,546	46,724	34,481
Income tax expense	5,060	4,620	19,020	13,790

Net income	7,617	6,926	27,704	20,691
Other comprehensive income (loss):
Unrealized loss	(270)	—	(270)	—
Foreign currency translation adjustments	(3,115)	(20)	(3,781)	996

Comprehensive income	$4,232	$6,906	$23,653	$21,687

Net income per common share:
Basic	$.17	$.17	$.63	$.55

Diluted	$.17	$.17	$.61	$.54

Weighted-average shares outstanding:
Basic	44,844	41,204	44,288	37,798

Diluted	46,158	41,719	45,454	38,426

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In thousands)

	Three Months Ended		Six Months Ended
	July 1,	June 30,	July 1,	June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$7,617	$6,926	$27,704	$20,691

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,082	9,912	19,869	20,959
Amortization of financing fees	1,391	1,638	2,873	3,468
Gain on disposal of property and equipment	(310)	—	(310)	—
Costs incurred for extinguishment of debt	32,345	25,831	33,107	25,831
Provision for doubtful accounts	1,681	6,650	5,057	10,549
Deferred income taxes	1,794	(1,942)	3,136	(4,168)
Stock compensation	1,767	661	3,492	1,321
Tax benefit of stock options	3,080	343	4,602	3,913
Changes in current assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(22,131)	6,643	(54,116)	16,027
Prepaid expenses and other assets	(14,130)	(8,415)	(17,630)	(11,095)
Accounts payable, accrued salaries and wages and accrued expenses	47,048	(8,266)	50,386	(9,307)
Billings in excess of costs and accrued earnings on contracts in process	8,651	(11,134)	14,760	(17,810)
Other long-term liabilities	3,672	1,236	3,923	2,299
Other liabilities, net	(8,092)	(1,750)	(8,848)	1,051

Total adjustments and changes	66,848	21,407	60,301	43,038

Net cash from operating activities	74,465	28,333	88,005	63,729

Cash flows from investing activities:
Proceeds from disposal of property and equipment	1,900	—	1,900	—
Capital expenditures, less equipment purchased through capital leases	(5,133)	(6,272)	(9,095)	(11,746)

Net cash from investing activities	(3,233)	(6,272)	(7,195)	(11,746)

Cash flows from financing activities:
Long-term debt principal payments	(492,459)	(245,799)	(503,526)	(267,657)
Long-term debt borrowings	351,271	26,118	351,271	26,464
Net borrowings/(payments) under the line of credit	(7,711)	(753)	(13,711)	16,544
Net change in book overdraft	(33,093)	12,877	(69,842)	(8,859)
Capital lease obligations payments	(3,360)	(3,671)	(6,871)	(7,043)
Short-term note borrowings	1,875	—	1,875	1,540
Short-term note payments	(1,726)	(64)	(3,340)	(110)
Proceeds from common stock offering, net of related expenses	130,260	204,287	130,260	204,287
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	16,118	653	25,626	17,262
Tender/Call premiums paid for debt extinguishment	(18,806)	(17,850)	(19,419)	(17,850)
Payments of financing fees	(4,009)	(1,190)	(4,416)	(1,193)

Net cash from financing activities	(61,640)	(25,392)	(112,093)	(36,615)

Net increase (decrease) in cash	9,592	(3,331)	(31,283)	15,368
Cash and cash equivalents at beginning of period	67,132	53,443	108,007	34,744

Cash and cash equivalents at end of period	$76,724	$50,112	$76,724	$50,112

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In thousands)

	Three Months Ended		Six Months Ended
	July 1,	June 30,	July 1,	June 30,
	2005	2004	2005	2004
Supplemental information:
Interest paid	$11,164	$18,458	$20,879	$34,930

Taxes paid	$12,578	$6,807	$21,360	$25,042

Equipment acquired through capital lease obligations	$7,306	$3,917	$12,563	$8,883

URS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND EARNINGS PER SHARE BEFORE LOSSES
FROM DEBT TRANSACTIONS
     Our earnings release discusses net income and earnings per share (“EPS”) for the three and six months ended July 1, 2005 and June 30, 2004, excluding the effect of the charges for the redemption and refinancing of debt. Excluding the effects of these charges from net income and EPS is not in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the effect of the debt refinancing charges on net income and EPS amounts for the three and six months ended July 1, 2005 and June 30, 2004. The debt refinancing charges were not part of our normal, recurring business operations and therefore we believe these non-GAAP measures help investors gain a more complete understanding of our business since they allow for a more comprehensive comparison with our historical results. Net income and EPS excluding the effects of these debt charges should not be used as a substitute for net income and earnings per share prepared in conformity with GAAP, or as a GAAP measure of profitability.
     Net income and EPS, excluding the effects of debt redemption and refinancing charges for the three and six months ended July 1, 2005 and June 30, 2004, are calculated as follows:

	Three Months Ended July 1, 2005
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$45,022	$17,970	$27,052	46,158	$0.59
Effect of a charge related to note redemption and refinancing of the Old Credit Facility	(32,345)	(12,910)	(19,435)	46,158	(0.42)

Amounts reported under GAAP	$12,677	$5,060	$7,617	46,158	$.17

	Six Months Ended July 1, 2005
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$79,831	$32,490	$47,341	45,454	$1.04
Effect of a charge related to note redemption and refinancing of the Old Credit Facility	(33,107)	(13,470)	(19,637)	45,454	(0.43)

Amounts reported under GAAP	$46,724	$19,020	$27,704	45,454	$.61

URS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND EARNINGS PER SHARE BEFORE LOSSES
FROM DEBT TRANSACTIONS

	Three Months Ended June 30, 2004
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$37,377	$14,950	$22,427	41,719	$0.54
Effect of a charge related to note redemptions	(25,831)	(10,330)	(15,501)	41,719	(0.37)

Amounts reported under GAAP	$11,546	$4,620	$6,926	41,719	$.17

	Six Months Ended June 30, 2004
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$60,312	$24,120	$36,192	38,426	$0.94
Effect of a charge related to note redemptions	(25,831)	(10,330)	(15,501)	38,426	(0.40)

Amounts reported under GAAP	$34,481	$13,790	$20,691	38,426	$.54

URS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET INCOME AND EARNINGS PER SHARE
BEFORE ACCOUNTING FOR CERTAIN TRANSACTIONS
     Our earnings release discusses projected net income and earnings per share (“EPS”) for fiscal year 2005, excluding the effect of the charges for the redemption and refinancing of debt. The table below presents our EPS excluding the effects of (1) the additional 4 million shares resulting from the Company’s stock offering; (2) the $33 million charge related to the charges for the Company’s note redemption and refinancing of debt; and (3) the $10 million in interest savings the Company expects to realize during fiscal year 2005 as a result of the note redemption and the refinancing of debt. Excluding the effects of these charges from net income and EPS is not in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the projected effects of our common stock offering and the related changes in our capital structure for our total fiscal year 2005. The debt refinancing charges were not part of our normal, recurring business operations and therefore we believe these non-GAAP measures help investors gain a more complete understanding of our business since they allow for a more comprehensive comparison with our historical results. Net income and EPS excluding the effects of these items should not be used as a substitute for net income and earnings per share prepared in conformity with GAAP, or as a GAAP measure of profitability.
     Projected net income and EPS excluding the effects of the items mentioned above for fiscal year are calculated as follows:

	Fiscal Year 2005
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Projected amounts excluding the effects below	$161,900	$66,400	$95,500	45,500	$2.10
Effect of public stock offering	—	—	—	50,400	(0.08)
Effect of a charge related to note redemption and refinancing of the Old Credit Facility	(33,100)	(13,600)	(19,500)	45,500	(0.43)
Effect of interest savings due to note redemption and refinancing of the Old Credit Facility	10,200	4,200	6,000	50,400	0.12

Amounts projected under GAAP	$139,000	$57,000	$82,000	48,000	$1.71